Exhibit 23.2

December 21, 2009

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

I consent to the references to my name and titles by NOVA Chemicals Corporation under the captions “Enforcement of Civil Liabilities” and “Description of Exchange Notes — Enforceability of Judgments” in the prospectus included in the registration statement on Form F-4, relating to the registration of U.S.$350,000,000 Senior Notes due November 1, 2016 and U.S.$350,000,000 Senior Notes due November 1, 2019, to be filed with the United States Securities and Exchange Commission on or about December 21, 2009, as originally filed and as subsequently amended or supplemented.

Yours truly,

/s/ Ronald E. J. Kemle

Ronald E. J. Kemle
Vice President and Deputy General Counsel